Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Exhibit 99.1

News
Release

Date:	July 28, 2003
For Release:	Immediate
Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Nancy Morovich (Investor Relations) (504) 576-5506 nmorovi@entergy.com

Entergy Increases Dividend 29 Percent

New Orleans, La. - The Board of Directors of Entergy Corporation (NYSE:ETR) has declared a quarterly dividend of 45 cents per common share. This dividend reflects a 29 percent increase over the previous dividend of 35 cents per common share. The payment date is Sept. 1, 2003 to stockholders of record Aug. 12, 2003. In addition, the Board established an objective to annually grow the dividend consistent with the achievement of its financial aspirations.

The higher dividend, which equates to $1.80 per share on an annual basis, reflects Entergy's strong earnings growth and cash generation over the past four years, and is based on the expected continuation of strong performance driven by intrinsic growth, intensified productivity improvements, and the asset acquisition opportunities that the company has positioned itself to capture. The higher dividend also responds to the recent reduction in federal dividend tax rates and provides a tax-efficient means of distributing returns to owners.

Given the current shares outstanding, the dividend increase equates to an incremental $90 million use of cash on an annual basis. Entergy anticipates the next review for a dividend increase will occur in October 2004 for the dividend payable Dec. 1, 2004.

"The dividend level is designed to balance current period payout against the need for financial flexibility and liquidity, thus providing for continued growth in both earnings and the dividend," said Chairman of the Board Robert v.d. Luft. "Management conducted rigorous stress testing to provide the Board comfort that the increased dividend is sustainable in a wide range of scenarios."

The dividend is part of a broader set of financial aspirations that reflect Entergy's financial strength and business prospects, guided by a well-developed market point of view. The overarching financial goal is to achieve and maintain returns to shareholders, comprised of a combination of earnings growth and yield, that rank in the top quartile among peers. Entergy will grow its dividend annually consistent with progress toward achievement of the following financial aspirations:

  to achieve a return of 9 percent on average invested capital in the near term, and 10 percent in the long term;
  to maintain near-term earnings growth of 8-10 percent, comprised of 6 percent intrinsic growth and 2-4 percent growth from asset acquisitions, and long-term growth of 5-6 percent, equal to top-quartile industry growth over the last 20 years; and
  to earn a single A credit rating over the long term by maintaining or improving its 45-50 percent net debt to net capital ratio and 4 times or better interest coverage.

A critical element in realizing these financial aspirations is achieving improvements in productivity. Entergy's financial plans include incremental cost savings totaling $70 million, comprised of $45 million in the utility and $25 million in Entergy's competitive nuclear business. When combined with $75 million of savings already identified for Entergy Nuclear, these productivity improvements total $145 million to be achieved from 2003 through 2007.

Success in achieving these productivity improvements will expand net operating profit after taxes by an amount that essentially funds the cash cost of the dividend increase.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with about 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Through Entergy-Koch, LP, it is also a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $8 billion and more than 15,000 employees.

Entergy's online address is www.entergy.com

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and negotiations, including the Entergy New Orleans rate case and various performance-based rate discussions, and other regulatory decisions, including those related to Entergy's utility supply plan, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities including the uncertainty of negotiations with unions to agree to such reductions, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities - particularly the ability to extend or replace the existing power purchase agreements for the Non-Utility Nuclear plants - and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading electricity, natural gas, and other energy-related commodities, resolution of pending investigations of Entergy-Koch's past trading practices, changes in the number of participants in the energy trading market, and in their creditworthiness and risk profile, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in inflation and interest rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of SeTrans or another regional transmission organization, changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of Indian Point or other nuclear generating facilities, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, and other substances, the economic climate, and particularly growth in Entergy's service territory, variations in weather, hurricanes, and other disasters, advances in technology, the potential impacts of threatened or actual terrorism and war, the success of Entergy's strategies to reduce taxes, the effects of litigation, changes in accounting standards, changes in corporate governance and securities law requirements and Entergy's ability to attract and retain talented management and directors.